EXHIBIT 99.1

Bion’s Next-Gen Technology To Unlock Greater Value From Livestock Waste Stream

January 27, 2016 New York, New York.  Bion Environmental Technologies, Inc. (OTC QB: BNET), a provider of advanced livestock waste treatment technology, announced that over the past three years, Bion has modified its technology platform to enable the capture of ammonia and its conversion into commercial products, rather than its destruction. This has enabled the production of renewable natural gas from the volatile solids in the waste stream, while maintaining the desired nutrient reductions.

Bion estimates the potential byproduct revenues from renewable energy (and associated carbon-reduction credits) and fertilizer products at Kreider Farms Phase 2 (at full operation), based on present market prices, to be in the range of $15 to $20 million.

By capturing the ammonia, Bion not only prevents its impacts to the environment as before, but is now able to recover and process substantially more of the nitrogen in the manure stream into a stabilized value-added product. Bion filed a patent on this process that recovers a nitrogen-rich, natural, non-synthetic fertilizer in September 2015. Bion is preparing a filing with the Organic Materials Review Institute (OMRI) for certification for use in organic production.

The technology platform can now utilize anaerobic digestion to produce methane which can then be cleaned and injected into existing pipelines, resulting in a clean renewable compressed natural gas. The gas can then be delivered anywhere in the country for use as a vehicle fuel, such as California where it would qualify for significantly more renewable energy credits. Patent protection for the 3rd generation technology platform was filed in September 2014.

Craig Scott, Bion’s Director of Communications, said, “As stated previously, we are optimistic that the Pennsylvania legislature will ultimately do what is best for the environment and its taxpayers and legislate  a competitive bidding strategy to lower costs and achieve compliance. Further, we are also optimistic that other states with the same problem will follow the federal government’s lead in supporting private sector solutions, giving their taxpayers an alternative to today’s high-cost low-value government solutions.

Regardless, it is apparent that the ‘separate and aggregate strategy’ we began a few years ago in order to better utilize all the assets in the waste stream is succeeding. With sufficient scale, we have already reduced our dependence on nutrient credits to approximately half of total project revenues, just with recovery of renewable energy and nitrogen byproducts.”

Established in 1990, Bion’s Environmental Technologies’ patented, next-generation technology provides comprehensive treatment of livestock waste that achieves substantial reductions in nutrients (nitrogen and phosphorus), ammonia, greenhouse and other gases, as well as pathogens, hormones, herbicides and pesticides in the waste stream. Nutrients and renewable energy can now be recovered in the form of valuable by-products, providing substantially improved resource and operational efficiencies. For more information, see Bion’s website, www.biontech.com.

This material includes forward-looking statements based on management's current reasonable business expectations. In this document, the words 'expect', 'will', 'proposed' and similar expressions identify certain forward-looking statements. These statements are made in reliance on the Private Securities Litigation Reform Act, Section 27A of the Securities act of 1933, as amended. There are numerous risks and uncertainties that could result in actual results differing materially from expected outcomes.

Contact information:

Craig Scott

Director of Communications

303-843-6191 direct